Exhibit 99.1

Patrick J. McEnany Announces Intention to Retire as CEO of Catalyst Pharmaceuticals by Year-End

Mr. McEnany will Continue to Serve as Catalyst’s Non-Executive Chairman of the Board Following his Retirement

Nationally Recognized Executive Recruitment Firm has been Retained to Initiate Search

CORAL GABLES, Fla., July 25, 2023 — Catalyst Pharmaceuticals, Inc. (“Catalyst” or “Company”) (Nasdaq: CPRX) today announced that Patrick J. McEnany, Catalyst’s Co-Founder, Chairman, and Chief Executive Officer (“CEO”) has informed the Board of Directors (“Board”) of his intention to retire from his position as CEO by the end of 2023. Mr. McEnany remains the Company’s largest individual stockholder and will continue to serve as CEO until his replacement is in place. Thereafter following his retirement as CEO, Mr. McEnany will continue to serve as non-Executive Chairman of Catalyst’s Board of Directors.

“I want to thank Pat for his tremendous contributions to Catalyst as our Company’s Co-Founder and CEO for the past 21 years,” said Charles O’Keeffe, Lead Independent Director for Catalyst. “Under his leadership, Catalyst has successfully transformed from a start-up into a formidable biopharmaceutical company specializing in bringing FDA approved therapies to patients suffering from rare neurological conditions. He has overseen highly strategic acquisitions and partnerships by Catalyst, fostered a high-performance culture and a highly engaged team of associates at Catalyst. His work has shaped and solidified the foundation from which our company will continue to build for the future. We look forward to Pat’s continued leadership and contribution as the Chairman of our Board of Directors.”

“It has been an exceptional privilege to be the Co-Founder and CEO of Catalyst, which has provided me with the unique opportunity to oversee and actively contribute to the remarkable growth and substantial accomplishments that have driven our company’s success over the past two decades. I am incredibly proud of all we have achieved, and I look forward to continuing to serve as Chairman of the Board and helping guide our collective efforts for further growth,” stated Patrick J. McEnany, Co-Founder, Chairman, and CEO of Catalyst. “While I am looking forward to this next step, I want to thank our Board of Directors and my colleagues for their sustained partnership as we continue to deliver on the exceptional performance that is reshaping the future of the Company for further success, as well as our dedicated team of employees whose contributions and patient focus commitment have helped us realize our business objectives.    I also want to take this opportunity to express gratitude to my incredible family for their unwavering support in fulfilling the mission of helping patients and our communities.”

The Company’s Board of Directors has retained a nationally recognized executive recruitment firm to initiate the search for Mr. McEnany’s successor as CEO. Once a successor has been appointed, Mr. McEnany will assist in the transition from his position as CEO and will continue to serve as non-executive Chairman of the Board for Catalyst. This transition is designed to provide leadership continuity and reflects the Company’s commitment to the continued execution of its business operations and strategic growth initiatives.

About Catalyst Pharmaceuticals

With exceptional patient focus, Catalyst is committed to developing and commercializing innovative first-in-class medicines that address rare neurological and epileptic diseases. Catalyst’s U.S. commercial product portfolio consists of FIRDAPSE® (amifampridine) Tablets 10 mg, approved for the treatment of Lambert-Eaton myasthenic syndrome (“LEMS”) for adults and children ages six to seventeen. In January 2023, Catalyst acquired the U.S. commercial rights of FYCOMPA® (perampanel) CIII, a prescription medicine approved in people with epilepsy aged four and older alone or with other medicines to treat partial-onset seizures with or without secondarily generalized seizures, and with other medicines to treat primary generalized tonic-clonic seizures for people with epilepsy aged 12 and older. Further, Canada’s national healthcare regulatory agency, Health Canada, has approved the use of FIRDAPSE for the treatment of adult patients in Canada with LEMS. Finally, on July 18, 2023, Catalyst acquired an exclusive license for North America for vamorolone, a promising best-in-class dissociative anti-inflammatory steroid treatment for patients suffering from Duchenne muscular dystrophy. Vamorolone has received FDA Orphan Drug and Fast Track designations and has been granted a PDUFA action date of October 26, 2023.

For more information, visit the Company’s website at www.catalystpharma.com. For Full Prescribing and Safety Information for FIRDAPSE®, please visit www.firdapse.com. For Full Prescribing Information, including Boxed WARNING for FYCOMPA®, please visit www.fycompa.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) factors and uncertainties relating to the Company’s contemplated CEO transition, (ii) whether the new CEO selected will have the desired level of experience and expertise, (iii) the potential impact on Catalyst’s business and future strategic direction resulting from the CEO transaction, (iv) Catalyst’s ability to retain other key members of senior management following the hiring of a new CEO, and (v) those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2022 and its other filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Source: Catalyst Pharmaceuticals, Inc.

Investor Contact

Mary Coleman

Catalyst Pharmaceuticals, Inc.

(305) 420-3200

mcoleman@catalystpharma.com

Media Contact

David Schull

Russo Partners

(858) 717-2310

david.schull@russopartnersllc.com